UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 29, 2011

FIRST AMERICAN FINANCIAL CORPORATION

(Exact Name of the Registrant as Specified in Charter)

Delaware	001-34580	26-1911571
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 First American Way, Santa Ana, California	92707-5913
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 250-3000

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2011, the Compensation Committee (the “Committee”) of First American Financial Corporation (the “Company”) determined named executive officer target bonus amounts for 2011 as well as the amount of long-term incentive restricted stock units (“RSUs”) to be awarded to the named executive officers with respect to 2010 performance. The following table sets forth these determinations:

	Target 2011 Bonus	Long Term Incentive RSUs Granted in 2011 for 2010 Performance (1)
Kennedy, Parker S.	None	$177,083

Gilmore, Dennis J.	$2,175,000	$879,167

DeGiorgio, Kenneth D.	$850,000	$354,167

Valdes, Max O.	$625,000	$175,000

(1)	The RSUs vest in four equal annual installments commencing on March 31, 2012, the first anniversary of the date of the grant. A copy of the complete form of the Notice of Restricted Stock Unit Grant and Restricted Stock Unit Award Agreement is attached as Exhibit 10.21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

The Committee also increased Mr. DeGiorgio’s salary to $550,000, effective January 1, 2011.

Subject to the Committee’s discretion to award a different amount, Messrs. Gilmore’s, DeGiorgio’s and Valdes’ annual incentive bonus for 2011 is expected to be determined by adjusting the target bonus amount based on objective financial criteria in two areas, return on equity and pretax margin (subject to certain specified adjustments that may be made at the discretion of the Committee), each of which has associated with it a threshold fifty percent payout level, an eighty percent payout level, a one hundred percent payout level and a one hundred seventy five percent payout level. With respect to both metrics, results below the threshold fifty percent payout level would not result in any payment and results above the maximum would not result in any additional payment. The percentage payout for results between the threshold and maximum would be determined on a linear sliding scale basis between the two metric points on either side of the actual result (i.e., between the threshold and eighty percent point, the eighty percent and the one hundred percent point, or the one hundred percent and the maximum point, as applicable).

The payment of the cash portion of the 2011 annual incentive bonuses to named executive officers is anticipated to occur through the conversion into cash of performance units, which are awarded to allow the Company to deduct for tax purposes the entire amount of such cash bonuses under section 162(m) of the Internal Revenue Code. Accordingly, the Committee also approved of awarding Messrs. Gilmore, DeGiorgio and Valdes performance units in the approximate amount of the maximum expected cash portion of the 2011 target annual incentive bonus under the metrics described above, or $1,905,000, $745,000 and $660,000, respectively. These performance units, which were issued under the Company’s 2010 Incentive Compensation Plan on March 31, 2011, provide that they will not be payable unless the net income of the Company for 2011 is at least $25 million, excluding extraordinary items. The award agreements give the Committee complete discretion to reduce the actual amount of units payable to any lesser amount. It is expected that such a reduction will be made when the Committee determines the actual 2011 annual incentive bonus. A copy of the complete form of the Notice of Performance Unit Grant and Performance Unit Award Agreement is attached as Exhibit 10.19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Forward-Looking Statements

This current report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including those relating to the anticipated methodology and amounts of bonuses and other compensation referred to herein. These and other forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “predict,” “estimate,” “project,” “will,” “will be,” “will continue,” “will likely result,” and other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include changes in market or operational circumstances, changes in the perceptions or goals of the Compensation Committee and other factors described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST AMERICAN FINANCIAL CORPORATION

Date: April 4, 2011	By:	/s/ KENNETH D. DEGIORGIO
		Name:	Kenneth D. DeGiorgio
		Title:	Executive Vice President

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